Exhibit 10.1

LAS VEGAS SANDS CORP.

LAS VEGAS SANDS, LLC

3355 Las Vegas Boulevard South

Las Vegas, Nevada 89109

June 7, 2012

Michael A. Leven

Re: Terms of Continued Employment

Dear Mike:

This letter agreement (“Agreement”) sets forth the terms and conditions of your continued employment with Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly-owned subsidiary of LVSC (together with LVSC, the “Company”), as mutually agreed upon by you and the Company. For valuable consideration and intending to be legally bound, the parties agree that the employment agreement between you and the Company, dated November 13, 2010 and effective as of January 1, 2011 (the “Employment Agreement”), will remain in full force and effect subject to the following modifications:

1. Term. The Term of your employment pursuant to Section 2 of the Employment Agreement will expire on December 31, 2014.

2. Equity Awards. Within five days following the date of this Agreement, you will be granted three hundred thousand (300,000) restricted stock units under the Plan pursuant to which you will be eligible to receive shares of LVSC common stock or shares of restricted LVSC common stock, as applicable, subject to the following terms and conditions:

(a) If the average closing price on the New York Stock Exchange of LVSC common stock during the month of December 2013 is at least fifty dollars ($50.00) per share, then one hundred thousand (100,000) of the restricted stock units shall be earned and settled by delivery to you of one hundred thousand (100,000) shares of restricted LVSC common stock on December 31, 2013 (the “2013 Restricted Stock Award”). The 2013 Restricted Stock Award shall vest in its entirety on December 31, 2014, subject to your continued employment by the Company on December 31, 2014, except as otherwise provided in Section 6(b) of the Employment Agreement (as modified by Section 3 of this Agreement).

(b) If the average closing price on the New York Stock Exchange of LVSC common stock during the month of December 2013 is less than fifty dollars ($50.00) per share, but is at least fifty dollars ($50.00) per share during the month of December 2014, then one hundred thousand (100,000) of the restricted stock units shall be earned and settled by delivery to you of one hundred thousand (100,000) unrestricted shares of LVSC common stock on December 31, 2014, subject to your continued employment by the Company on December 31, 2014.

(c) If the average closing price on the New York Stock Exchange of LVSC common stock during the month of December 2014 is at least sixty dollars ($60.00) per share, then, in addition to the shares deliverable under Section 2(a) or 2(b), as applicable, one hundred thousand (100,000) of the restricted stock units shall be earned and settled by delivery to you of one hundred thousand (100,000) unrestricted shares of LVSC common stock on December 31, 2014, subject to your continued employment by the Company on December 31, 2014.

(d) If the average closing price on the New York Stock Exchange of LVSC common stock during the month of December 2014 is at least seventy dollars ($70.00) per share, then, in addition to the shares deliverable under Section 2(a) or (b), as applicable, and the shares deliverable under Section 2(c), one hundred thousand (100,000) of the restricted stock units shall be earned and settled by delivery to you of one hundred thousand (100,000) unrestricted shares of LVSC common stock on December 31, 2014, subject to your continued employment by the Company on December 31, 2014.

(e) The Company covenants that, as of the date of this Agreement without the need for stockholder approval, there are three hundred thousand (300,000) shares of LVSC common stock available under the Plan for the equity awards provided for under this Agreement (such awards, collectively, the “2012 Agreement Equity Awards”). Except as otherwise provided herein, the 2012 Agreement Equity Awards shall be subject to the terms and conditions of the Plan and the Company’s applicable form of equity award agreement for its senior executives in effect on the applicable date of grant.

(f) For the avoidance of doubt, to the extent one or more of the 2012 Agreement Equity Awards have not previously been earned as provided in the foregoing provisions of this Section 2, such 2012 Agreement Equity Awards shall terminate and be immediately forfeited without any consideration payable therefor (i) upon termination of your employment with the Company for any reason (except as otherwise provided in Section 6(b) of the Employment Agreement (as modified by Section 3 of this Agreement)) or (ii) at 11:59 p.m. Las Vegas local time on December 31, 2014.

3. Termination of Employment. Section 6(b) of the Employment Agreement is hereby amended by replacing it in its entirety with the following:

“(b) In addition to the payments provided for in Section 6(a), if (A) your employment terminates prior to expiration of the Term because the Company terminates your employment for reasons other than Cause or you terminate your employment for Good Reason, (B) your employment terminates prior to the expiration of the Term due to your death or Disability, (C) your employment terminates by reason of expiration of the Term or (D) a Change in Control occurs, then (x) the Restricted Stock Award shall become immediately fully vested (and the restrictions on the restricted shares shall lapse) and (y) if such termination of employment or Change in Control occurs during 2014 and the 2013 Restricted Stock Award has been granted, then the 2013 Restricted Stock Award shall become immediately fully vested (and the restrictions on the restricted shares shall lapse).”

4. Succession Planning. The Company agrees that no later than the end of 2012, it will recommend to the Board of Directors that the Board either establish a new Board committee or instruct an existing Board committee to begin the process of identifying your successor as the Company’s President and Chief Operating Officer.

5. Other Provisions Unchanged. Except as specifically provide in this Agreement, the provisions of the Employment Agreement are unchanged. Capitalized terms used in this Agreement and not defined are used as defined in the Employment Agreement.

Enclosed are two copies of this Agreement. Please acknowledge your agreement with the foregoing by signing both copies of this Agreement. Please return one signed and acknowledged copy of this Agreement and retain the second copy for your records.

Sincerely,

/s/ Sheldon G. Adelson

Sheldon G. Adelson
Chairman and Chief Executive Officer, Las Vegas Sands Corp.
Chairman and Treasurer, Las Vegas Sands, LLC

Acknowledged and agreed, this 7 day of June, 2012

By:	/s/ Michael A. Leven
Michael A. Leven

Signature Page to Leven 2012 Employment Letter Agreement

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